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                                                                      EXHIBIT 11

                           GRACO INC. AND SUBSIDIARIES

                  COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                   (Unaudited)

                                                                 Thirteen Weeks Ended
                                                        ----------------------------------
                                                        Mar. 26, 1999       Mar. 27, 1998
                                                        -------------      --------------

Net earnings applicable to common shareholders
    for basic and diluted earnings per share                $  11,201           $   8,947

Weighted average shares outstanding for basic
    earnings per share
                                                               20,104              25,635

Dilutive effect of stock options computed using the
    treasury stock method and the average market
    price                                                         502                 604

Weighted average shares outstanding for diluted
    earnings per share                                         20,606              26,239

Basic earnings per share                                    $    0.56           $    0.35

Diluted earnings per share                                       0.54                0.34



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